For immediate release

       Oritani Financial Corp. (MHC) to acquire Greater Community Bancorp


November 14, 2007


WASHINGTON TWP, NJ and TOTOWA, NJ - Kevin J. Lynch, Chairman, President and CEO of Oritani Financial Corp. (MHC) ("Oritani") (NASDAQ: "ORIT") the holding company for Oritani Savings Bank, announced that it has entered into a Merger Agreement providing for the acquisition of Greater Community Bancorp ("Greater Community") (NASDAQ: "GFLS") by Oritani. Greater Community is the holding company for Greater Community Bank. Under the terms of the Merger Agreement, Greater Community shareholders will be entitled to receive $21.40 per share or $187 million in aggregate deal value. The consideration mix will be 60% stock and 40% cash. The exchange ratio for the stock consideration will equal $21.40 divided by the Oritani market value as defined in the Merger Agreement, provided that the exchange ratio shall not be more than 1.4588 or less than 1.1935.

Charles J. Volpe and Alfred R. Urbano, currently directors of Greater Community, will join Oritani's Board of Directors. Anthony M. Bruno, the Chairman, President and CEO of Greater Community, has agreed to assist the combined entity through closing and will then resign to pursue other interests. Greater Community Bank will be merged into Oritani Savings Bank which will be renamed Oritani Community Bank.

The combined institution will have $2.3 billion in assets and 36 branches serving Bergen, Passaic, Hudson and Morris Counties. There is no expected branch consolidation. The combined institution has three additional branches in various stages of completion.

The Merger is expected to close during Oritani's fiscal fourth quarter of 2008, which ends June 30, 2008. Oritani management expects the acquisition will be at least 20% accretive to fiscal 2009 earnings per share and 40% accretive to fiscal 2009 cash earnings per share. Following the merger, Oritani expects to have approximately 42% of its outstanding shares publicly traded and 58% owned by Oritani Financial Corp. MHC.

Mr. Lynch said "The acquisition of Greater Community accomplishes a number of financial and strategic goals for Oritani. The transaction fully levers the capital raised in our initial public offering earlier this year and provides the option for the transition to a fully public company at the appropriate time. The acquisition is expected to substantially increase our earnings. On a pro forma basis, Oritani's deposit mix will shift from primarily time deposits to primarily core deposits. Both institutions have a sound credit culture, a strong commercial lending staff and have no exposure to subprime loans."

He also noted: "Both banks' loan portfolios consist primarily of commercial and multi-family real estate loans. Greater Community will provide additional
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commercial  banking  expertise,  products  and  services  which will allow us to complete our shift to a full service community bank."

Mr. Bruno stated: "This transaction provides our shareholders superior value and will afford the combined institutions significant opportunities to continue to leverage the capital and resources to the benefit of both companies' shareholders, employees and customers."

Both banks' Boards of Directors have approved the Merger Agreement. The merger transaction is subject to regulatory and shareholder approval and contains other standard conditions which must be satisfied prior to the closing.

FinPro, Inc. served as financial advisor to Oritani in the transaction, and Luse Gorman Pomerenk and Schick, P.C. served as legal counsel. Sandler O'Neill + Partners, L.P. and The Kafafian Group, Inc. acted as financial advisors to Greater Community and Quarles & Brady LLP provided legal counsel.

About Oritani  Financial Corp. (MHC) and Oritani Savings Bank
Oritani Financial Corp. is the holding company for Oritani Savings Bank, which was founded in 1911 and offers a full range of retail and commercial loan and deposit products. Oritani Savings Bank is dedicated to providing exceptional personal service to individual and business customers in northern New Jersey and has long been considered a leader in the field of multifamily and commercial lending. Oritani Savings Bank currently operates its main office and 18 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic.

On January 24, 2007 Oritani  completed its initial public  offering in which 30%
of Oritani's stock was sold to the public, 2% was donated to the OritaniSavingsBank Charitable Foundation, with the remaining 68% of Oritani's stock held by Oritani Financial MHC, a mutual holding company.

Oritani Financial Corp. established the OritaniSavingsBank Charitable Foundation as a non- profit organization dedicated to assisting other non-profit organizations that seek to improve the quality of life for people in the communities served by Oritani Savings Bank. Oritani Financial Corp. contributed $1 million in cash and 811,037 shares of stock to fund the Foundation. To date, the Foundation has given out over $200,000 in grants and donations.

About Greater  Community  Bancorp and Greater  Community Bank
Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. Greater Community operates 15 full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to businesses and consumers in New Jersey and, through its subsidiary Highland Capital Corp., provides equipment leasing and financing. Greater Community Bancorp also offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, income tax preparation services through its
Greater  Community  Tax  Services  LLC  subsidiary,   and  title  insurance  and
settlement services through its Greater Community Title LLC subsidiary. In addition, Greater Community
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Financial,  a  division  of  Greater  Community  Bank,  provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member FINRA/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value). Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate.

For more information, please contact either:

Kevin J. Lynch                    or             Anthony M. Bruno
Chairman, President and CEO                      Chairman, President and CEO
Oritani Financial Corp.                          Greater Community Bancorp, Inc.
(201) 664-5400                                   (973) 942-1111

Oritani Financial Corp. and Greater Community Bancorp will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). Shareholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Oritani Financial Corp. and Greater Community Bancorp, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by Oritani Financial Corp. also can be obtained, when available and without charge, by directing a request to Oritani Financial Corp., Attention: Kevin J. Lynch, 370 Pascack Road, Township of Washington, New Jersey 07676, (201) 664-5400 or to Greater Community Bancorp, Inc., Attention: Anthony M. Bruno, 55 Union Boulevard, Totowa, New Jersey 07512
(973) 942-1111.

Greater Community Bancorp, Oritani Financial Corp. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Greater Community Bancorp and Oritani Financial Corp. in connection with the acquisition. Information about the directors and executive officers of Greater Community Bancorp and their ownership of Greater Community Bancorp common stock is set forth in Greater Community Bancorp's most recent proxy statement as filed with the SEC, which is available at the SEC's Internet site (http://www.sec.gov) and at Greater
                                          --------------------
Community  Bancorp's address in the preceding  paragraph.  Information about the directors and executive officers of Oritani Financial Corp. is set forth in Oritani Financial Corp.'s most recent proxy statement filed with the SEC and available at the SEC's Internet site and from Oritani Financial Corp. at the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.